Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is effective as of the 7th day of February, 2020 (the “Effective Date”), by and between Jeffrey G. McGonegal (“Employee”) and Riot Blockchain, Inc. (the “Company”).

WHEREAS, Employee is currently employed as the Company’s Chief Executive Officer under the Executive Employment Agreement dated February 6, 2019 (“Prior Agreement”);

WHEREAS, the Company desires to continue to employ Employee as its Chief Executive Officer and Employee desires to continue to be employed by the Company in this role;

WHEREAS, this Agreement replaces, supersedes and overrides the Prior Agreement as of the Effective Date and the Prior Agreement is no longer in effect;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of such consideration is hereby acknowledged, the Company and Employee agree as follows:

1.                  Employment.

a.                   Employee accepts continued full-time employment as the Company’s Chief Executive Officer (“CEO”). In this position, Employee shall perform such duties as are assigned by the Company and/or as are otherwise normally associated with such position. Employee will report directly to the Company’s Board of Directors (the “Board”), or such other person as designated by the Board.

b.                  In carrying out Employee’s duties as CEO, Employee will exercise discretion and independent judgment. However, Employee’s conduct shall be consistent with, and in the best interests of, the Company’s business goals and objectives and in accordance with the authority and limitations on authority established in the Company’s charter and bylaws and by the Board.

c.                   Employee shall prepare, in connection with services performed, all reports, documents and correspondence necessary and/or appropriate under the circumstances, all of which shall belong to the Company. Employee shall store all reports, documents, correspondence and data on Company designated storage and will not archive or otherwise retain any copies or descriptions of said reports, documents, correspondence or data outside of such Company storage.

d.                  Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to not engage in any act which would, directly or indirectly, knowingly and materially, injure the Company’s business, interests, or reputation. Employee shall not become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining written approval from the Board. Employee may, however, with prior written consent from the Board (which consent shall not unreasonably be withheld), serve on one corporate board as a board member and serve on one civic or non-profit board as a board member at any given time during Employee’s employment with the Company.

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2.                  Term of Employment. The term of Employee’s employment under this Agreement shall be for a one (1) year period dating February 7, 2020 to February 7, 2021 (the “Term”), unless earlier terminated in accordance with Section 6 of this Agreement. Beyond the Term, Employee’s employment with the Company may be extended by the parties upon mutual written agreement signed by both parties or upon executing a new employment agreement.

3.                  Extent and Place of Services. During his employment with the Company, Employee shall devote to the Company all of Employee’s working time, attention, knowledge and skills as are necessary to perform Employee’s services for the Company, and Employee shall not engage in any other business, employment, consulting or other activities, unless Employee has obtained prior written consent of the Board. Employee’s services shall ordinarily be performed in the Castle Rock, Colorado area and, if necessary, on a limited temporary basis, in such other locations as the Board may designate.

4.                  Compensation. For providing continued services as CEO of the Company and due to Employee’s long tenure with the Company, Employee shall be compensated during the Term as follows:

a.                   Base Salary. The Company shall pay Employee an annualized base salary in the total gross amount of Three Hundred Thousand Dollars and Zero Cents ($300,000.00), to be prorated and paid in accordance with the Company’s normal payroll practices, which includes being subject to appropriate deductions and withholdings as required or permitted by law.

b.                  Bonus Eligibility. Employee shall be eligible for consideration of a cash bonus of up to Thirty Percent (30%) of Employee’s Base Salary (subject to appropriate deductions and withholdings) based upon achievement of individual and Company performance goals as determined in writing by the Board. All determinations relating to the performance goals applicable to Employee and the Company and whether such goals have been met shall be made in the sole discretion of the Board or such person or committee designated by the Board. Employee shall not be guaranteed any minimum bonus payment and, if a bonus is earned and payable, Employee must have been employed by the Company as of December 31st, 2020 to receive such payment.

c.                   Equity Compensation. Employee shall receive an equity award in the amount of $300,000, calculated based on the closing price per share of the Company’s common stock as reported by the Nasdaq Capital Market on February 7, 2020, of restricted stock units convertible into shares of the Company’s common stock on a one-for-one basis (the “Award”), which Award shall be subject to the terms of the Riot Blockchain, Inc. 2019 Equity Incentive Plan (the “Plan”) and should any ambiguity or conflict exist between this Agreement and the Plan, the terms of this Agreement shall control. Subject to the provisions of this Agreement and of the Plan, the Award shall vest in four (4) equal quarterly installments, with each quarterly installment vesting as of the end of each quarter during the Term (i.e. May 7, 2020, August 7, 2020, November 7, 2020 and February 7, 2021) (the “Vesting Period”). Employee shall be entitled to receive and convert to common stock each quarter the vested amount of the Award during the Vesting Period as long as the Employee continues to remain employed with the Company on the applicable date during the Vesting Period, otherwise, Employee shall automatically forfeit any unvested portion of the Award during the Term. Each quarterly vesting of the Award shall be settled in shares of the Company’s common stock, on a one-for-one basis, according to the procedures set forth in the Plan, subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). At Employee’s option, the settlement of any such vested Awards shall be made on a net settlement basis with 70% paid in common shares and 30% in cash used to remit against Employee’s income tax liabilities.

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d.                  Benefits. Employee may participate in those group medical, dental, health or disability insurance plans or pension plans, including reimbursement for Employee’s coverages under Medicare / Social Security plans, consistent with existing reimbursement policies which the Company has previously offered to Employee, subject to all terms and conditions of those plans and any amendments thereto, including without limitation any and all provisions concerning eligibility for participation. Nothing in this Section 4(d) is intended to require the Company to offer benefits of any type, and the Company may choose to amend or discontinue any benefit program at any time in its sole discretion.

e.                   Paid Time Off. Employee shall receive a total of twenty-five days of paid time off during the Term. If Employee’s employment continues beyond the Term of this Agreement, Employee may carry over any unused paid time off days beyond the Term or be paid by the Company for such unused paid time off.

f.                   Expense Reimbursement. The Company will reimburse Employee for direct and reasonable out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties as CEO and in accordance with the Company’s expense reimbursement policies in effect from time to time, subject to Employee submitting the reimbursement request and proof of such expense(s) within 90 days of incurring the expense(s).

5.                  Restrictive Covenants. As CEO of the Company, Employee is in a position requiring significant trust and confidence and exposing Employee to certain confidential and proprietary information. During his employment with the Company, Employee may also develop information, data and processes to further the development of the Company’s operations. The Company is willing to continue to employ Employee and permit such exposures to and development by Employee only if Employee continues to be bound by the covenants, restrictions, obligations and agreements set forth in this Section 5 (the “Covenants”). Employee acknowledges that the employment benefits, rights and compensation set forth in this Agreement represent good, valuable, fair and sufficient consideration for such Covenants.

a.                   Definitions. For purposes of this Agreement, the following terms have the specified meanings:

i.                        “Affiliate” shall mean any entity in which the Company owns, directly or indirectly, more than a twenty-five percent (25%) interest, or any entity that owns, directly or indirectly, more than a twenty-five percent (25%) interest in the Company, either as a partner, member, shareholder, joint venturer, limited liability company or other equity position or interest.

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ii.                        “Confidential Information” shall mean all confidential, proprietary, sensitive and/or trade secret information relating in any way to the Company’s business, Inventions (as defined below), Works (as defined below), the present or prospective Field of Business (as defined below) or interests of the Company, the Company’s products or services, or Employee’s employment with the Company, whether in oral, written, physical, electronic, or visual form, including without limitation, all information, data, and materials relating to business policies, procedures, models, and methods; customers, customer accounts and customer relationships; referral sources and referral relationships; business targets and prospects; inventions, patents, trademarks, and copyrights, and respective applications therefor; Property (as defined below); improvements, procedures, and know-how; trade secrets; specifications and drawings; computer software, web and software designs, graphics, content, programming, and source code and/or object code; business, product, and consumer information; data, research, and development; reports, forecasting, modeling, planning, and databases; cost and pricing data; collected information and data; process flow diagrams; bills and invoices; vendor and supplier information; products, processes, and ideas; sales, financial, business plans, and marketing information; financial statements; balance sheets; and all other information that an organization such as the Company reasonably would consider proprietary and/or confidential.

iii.                        “Field of Business” shall mean the business of: (1) cryptocurrency operations; (2) data center and mining operations; and/or (3) any other field of business that represents a material portion of the business conducted by (or planned to be conducted by) the Company (including its subsidiaries and Affiliates) during the Term.

iv.                        “Property” shall mean any and all: (1) inventions, ideas, articles of manufacture, machines, compositions of matter, methods, processes, improvements, any new or useful arts, discoveries, contributions, findings or other tangible or intangible concepts, trade secrets, designs, formulae, software programming, and manufacturing techniques, whether patentable, copyrightable, or otherwise, and all related know-how, which arises out of or relates in any way to the present or prospective Field of Business or interests of the Company, the Company’s products or services or Employee’s employment with the Company whether created, conceived, reduced to practice, or contributed to, in whole or in part, by Employee at any time during Employee’s employment with the Company or at any time within one year following Employee’s separation of employment with the Company for any reason whatsoever (collectively, “Inventions”); (2) all works of authorship created by Employee, in whole or in part, at any time during the period of Employee’s employment including, without limitation, written materials, computer programs, software, screen displays, advertising and marketing materials, and business materials (collectively, the “Works”); and (3) all Confidential Information.

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v.                        “Trade Secret” means any Confidential Information described above, without regard to form, which: (1) is not commonly known by or available to the public; (2) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from its disclosure or use; and (3) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.                  Covenants Against Competition and Solicitation.

i.                        During his employment with the Company, Employee shall not accept alternative employment or engage in any independent and/or separate business, employment, consulting or other activity in the Field of Business or otherwise, except as may be permitted by the Board in Section 1(d) above.

ii.                        During his employment with the Company and for a period of twelve (12) months after Employee’s employment with the Company ends, regardless of the reason, Employee shall not:

(1)	in the Field of Business, solicit business from, direct marketing activities to, or perform work relating to, any customer or prospective customer upon whom Employee called, or for whom Employee provided administrative or support services, on the Company’s behalf during Employee’s employment with the Company;
(2)	become engaged in or employed by, directly or indirectly, any business entity which operates in or in any way does business in the Field of Business; or
(3)	be the owner of more than one percent (1%) of the outstanding equity of any business entity which operates in or in any way does business in the Field of Business.

iii.                        During his employment with the Company and for a period of twelve (12) months after Employee’s employment with the Company ends, regardless of the reason, Employee shall not, directly or indirectly:

(1)	induce any customers, including former and prospective customers, of the Company to patronize any business entity that operates in the Field of Business (other than the Company); or
(2)	request or advise any customers of the Company, including prospective customers, to withdraw, curtail or cancel such customer’s business with the Company.

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c.                   Covenants Concerning Confidentiality.

i.                        Employee acknowledges that Employee will use and/or have access to Confidential Information, including Trade Secrets, and that such information constitutes valuable, special and unique property of the Company.

ii.                        During and after Employee’s employment with the Company, Employee shall: (1) maintain the Confidential Information in strict confidence; (2) not use any of the Confidential Information for any purpose whatsoever except for uses expressly authorized by the Company in connection with Employee’s employment with the Company; and (3) not disclose or divulge any Confidential Information, including Trade Secrets, to any person, corporation, or other entity for any reason or purpose whatsoever, except upon the direct written authorization of the Board.

d.                  Ownership of Property.

i.                        All Works shall be considered a “Work Made for Hire,” as that term is defined in the United States Copyright laws and shall be owned by and for the express benefit of the Company and the Company shall be the author of all Works. To the extent any Works do not qualify as a “Work Made for Hire,” Employee hereby forever, irrevocably and unconditionally, assigns, transfers, and conveys to the Company all rights, title, and interest in and to all such Works. Inventions, Trade Secrets, and trademarks, including all patent and all other intellectual property rights therein, world-wide and without exception, shall be the property of Company and Employee will assign and does hereby assign all rights therein to Company.

ii.                        Employee acknowledges and agrees that the Company is the lawful, sole, and exclusive owner of all Property and that the Company owns all rights, title, and other interests thereto. Employee hereby forever, irrevocably and unconditionally assigns, transfers and conveys to the Company all rights, title, and interest in and to all of the Property including, but not limited to, all Inventions and all copyrights, patents, trademarks, trade secrets, and all other intellectual property rights therein, world-wide and without exception.

iii.                        No license or other rights, whether express or implied, are granted to Employee in any of the Property and Employee hereby disclaims the same. Both during Employee’s employment with the Company and at any time thereafter, Employee shall, at no cost, fully cooperate with and assist the Company in the procurement, protection, maintenance, and enforcement of any and all rights, registrations, and perfections of all Property, including but not limited to, the filing and prosecution of all applications for registration of patents, copyrights, trademarks, and any other intellectual property rights therein. This shall include executing, acknowledging, and delivering to the Company all documents, declarations, applications, affidavits, and papers necessary to enable the Company to procure and protect such rights.

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iv.                        Employee shall be required to promptly disclose all Property to the Company. Employee shall keep accurate records relating to the conception and reduction to practice of all Inventions and records concerning the creation of all Works and other Property. Such records shall be the sole and exclusive property of the Company and included within the definition of “Works” and “Confidential Information,” and Employee shall surrender possession of such records to the Company at any time upon the Company’s request.

e.                   Surrender of Records. Upon termination of Employee’s employment with the Company and/or upon request from the Board, Employee will surrender to the Company in good condition all records, files, and other property of the Company in Employee’s custody, possession, or control including, without limitation, all Property, including Confidential Information, Inventions, and Works, and all records, information, and documents relating thereto, as well any other information concerning the Company’s business that Employee acquired during Employee’s employment with the Company, and Employee shall not retain or possess any copies of the same. Employee will turn over all account information, logon IDs and passwords to all physical and cloud-based storage containing Property and any records, files, documents or information described in the immediately preceding sentence. The parties agree and acknowledge that the computer(s) and cell phone(s) being used by Employee are Employee’s personal property, but that any data or files of the Company stored on such computer(s) or cell phone(s) remain the property of the Company. If and when the employment relationship is terminated, and upon the Company’s request, Employee shall submit to an exit interview in Castle Rock, CO, or at a place and time mutually agreed upon by the parties. The Company has the right to require that Employee bring all items referenced in this Section 5(e) to the exit interview for the purpose of ensuring Employee’s compliance with this Section 5(e). The Company shall reimburse Employee for reasonable travel costs associated with attending the exit interview.

f.                   Interference with the Company’s Employees. During Employee’s employment with the Company and for a period of twelve (12) months after Employee’s employment with the Company ends, regardless of the reason, Employee shall not, directly or indirectly:

i.                        induce or attempt to induce any current employee of the Company (including its subsidiaries and Affiliates) to terminate his or her employment with the Company (or the relevant subsidiary or Affiliate);

ii.                        interfere with or attempt to disrupt the relationship existing between the Company (including its subsidiaries and Affiliates) and its respective employees; or

iii.                        solicit, hire or assist in the solicitation or hiring away of any current employee of the Company (including its subsidiaries and Affiliates) to become an employee of any other business entity.

g.                  Duration of Covenants. In the event that the Company commences an action in any court of law to enforce any of the Covenants, the running of any time period or limitation applicable to such Covenants shall be suspended and tolled pending final resolution of such legal action. The running of any unexpired time period shall resume either on the date when the matter is settled by written agreement, final judgment is rendered or when all appeals taken therefrom are concluded, whichever shall occur later. Additionally, the time period for Employee’s performance of any Covenants under this Agreement shall also be extended by any period of time that Employee is in breach of such Covenants.

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h.                  Modification. No modification of the Covenants shall be valid unless such modification is in writing and signed by Employee and a duly authorized representative of the Company. If, however, any of the Covenants is held by a court to be unenforceable and/or overbroad, the parties acknowledge and agree that the defective term(s) shall be modified, but only to the extent necessary to comply with applicable law(s).

i.                    Disclosure to Prospective Employer. Should Employee’s employment terminate for any reason, Employee will disclose the terms of the Covenants to any persons, corporations or other entities with whom Employee seeks employment or an engagement as a provider of services for compensation that operates in the Field of Business. Employee also recognizes that the Company has the reasonable right to make these Covenants known to others.

j.                    Representations and Warranties.

i.                        Employee represents and warrants that he is under no agreements, limitations, or restrictions of any kind whatsoever that would interfere with him providing services in connection with his continued employment with the Company, including without limitation, non-compete agreements, non-solicitation agreements, invention agreements, work-for-hire agreements, or any similar agreements or arrangements with third parties.

ii.                        Employee shall immediately notify the Company of any issues that arise that could conflict with the representations, warranties, and obligations set forth herein, including without limitation, any demands, claims, notices, or requests made by third parties that could adversely impact Employee’s ability to perform services as CEO of the Company.

iii.                        Employee agrees to indemnify, defend, and hold the Company harmless against any claims by third parties alleging that Employee’s employment with the Company hereunder constitutes unlawful activity or breaches an obligation of Employee to such third parties. The provisions in this Section shall survive termination of Employee’s employment and/or this Agreement for any reason.

k.                  Affiliates. Employee may, from time to time at the direction of the Company, render services to its Affiliates and thereby be exposed to Confidential Information and Trade Secrets owned by them. The Covenants made by Employee shall be for the benefit of the Company and its Affiliates. Accordingly, this Section 5 may be enforced by either or all of the Company or its Affiliates.

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l.                    Enforcement of Covenants.

i.                        Right to Injunction. Employee acknowledges that a breach of any of the Covenants will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the Covenants, in addition to remedies otherwise available to it at law or equity, Employee and the Company agree that the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach. Employee acknowledges and agrees that an injunction may be issued by any court of competent jurisdiction without requiring the Company to post any bond, in addition to remedies otherwise available to the Company at law or in equity. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be in addition to any other remedy existing at law or in equity.

ii.                        Reimbursement following Breach. In the event that any court enters a final, non-appealable judgment that Employee has breached any of the Covenants, Employee shall reimburse the Company for any payments it becomes obligated to make pursuant to this Agreement subsequent to such breach. Any such reimbursements shall be in addition to any damages in the Company’s favor that the court may impose upon Employee.

iii.                        Recovery of Costs. In the event that the Company commences an action in any court to enforce any of the Covenants, the party against whom the court finds shall pay all expenses associated with such enforcement, including reasonable attorneys’ fees.

m.                Independent Covenants. The Covenants shall be construed as agreements independent of any other provision in this or any other agreement by, between, among, or affecting the Company and Employee, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants in this Agreement.

n.                  Survival. Any obligations set forth in this Agreement that may require Employee to take or refrain from taking certain actions after the termination of his employment or this Agreement, including without limitation, the Covenants, shall survive the termination of Employee’s employment and/or this Agreement for any reason. This Section 5(n) and the representations, covenants, warranties, indemnifications, and restrictions contained within this Agreement shall survive termination of Employee’s employment or this Agreement for any reason.

6.                  Termination.

a.                   By the Company for Cause. Employee’s employment under this Agreement may be terminated by the Company at any time and in its sole discretion without notice upon the occurrence of one or more of the following events (each of which shall be a termination event for “Cause”):

i.                        Employee fails to comply with the policies, standards, and regulations that the Company, in its sole and reasonable discretion, establishes and/or implements before and during Employee’s employment;

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ii.                        Employee commits any act of fraud, dishonesty or other acts of misconduct in the rendering of services on behalf of the Company;

iii.                        Employee fails to faithfully, diligently or properly comply with the provisions of this Agreement and the reasonable requests of the person(s) to whom Employee reports;

iv.                        Employee fails to adequately perform (other than due to death or disability pursuant to Section 6(e)) to Company’s reasonable satisfaction the usual and customary duties of Employee’s employment, those duties reasonably requested of Employee and typically associated with Employee’s position, and/or those duties or expectations assigned by Company;

v.                        Employee breaches any term of this Agreement; and/or

vi.                        Employee is convicted of a felony or commits any act which damages the reputation of the Company, as determined in the sole and reasonable discretion of the Board.

Notwithstanding the foregoing, the Company may not terminate Employee’s employment under this Agreement for Cause under Sections 6(a)(i)-(vi) without first providing Employee written notice of the event or condition(s) constituting Cause, which notice must be given no later than thirty (30) days after the date on which the event or condition(s) constituting Cause is first reasonably discovered by the Board. Upon the giving of such notice, and only if the event or condition is reasonably capable of being remedied by Employee, Employee shall have a period of thirty (30) days during which he may try to remedy the event or condition(s) and, if so remedied, the Company may not terminate Employee’s employment under this Agreement for Cause for the event or condition that was remedied.

b.                  By the Company without Cause. The Company may terminate Employee’s employment under this Agreement without Cause by providing written notice of termination to Employee thirty (30) days in advance. For purposes of this Agreement “without Cause” shall mean any termination by the Company that is not a termination for Cause as described and in accordance with Section 6(a) above.

c.                   By Employee with Good Reason. Employee may terminate his employment under this Agreement following written notice to the Company upon the occurrence of any of the following events or conditions (each of which shall be a termination event for “Good Reason”):

i.                        A material diminution in Employee’s base salary or employment benefits;

ii.                        A material breach of this Agreement by the Company;

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iii.                        A material diminution in Employee’s title, authorities, responsibilities, or duties;

iv.                        A relocation of Employee’s primary work location outside of Castle Rock, Colorado or to a location not mutually agreed upon by the parties;

v.                        The Company ceases its business operations; and/or

vi.                        A Change of Control (as defined below) of the Company.

Notwithstanding the foregoing, Employee may not terminate his employment under this Agreement for Good Reason under Sections 6(c)(i)-(v) without first providing the Company written notice of the event or condition(s) constituting Good Reason, which notice must be given no later than thirty (30) days after the date on which the event or condition(s) constituting Good Reason is first reasonably discovered by Employee. Upon the giving of such notice, the Company shall have a period of thirty (30) days during which it may remedy the event or condition(s) and, if so remedied, Employee may not terminate his employment under this Agreement for Good Reason for the event or condition that was remedied. If Employee fails to so comply with the immediately preceding two sentences of this Section 6(c), such termination shall not be considered a termination for Good Reason. For purposes of this Section 6(c)(vi), a “Change of Control” means either: (1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or unit transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s owners of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, more than fifty percent (50%) of the voting power of the surviving or acquiring entity; or (2) a sale of all or substantially all of the assets of the Company.

d.                  By Employee without Good Reason. Employee may terminate his employment under this Agreement without Good Reason by providing written notice of termination to the Company with advance notice of at least six (6) months. For purposes of this Agreement “without Good Reason” shall mean any termination by Employee that is not a termination for Good Reason as set forth and in accordance with Section 6(c) above.

e.                   Termination due to Death or Disability. Employee’s employment with the Company shall be terminated immediately in the event of death or Disability of Employee. The term “Disability” means Employee’s inability to substantially perform his duties as CEO by reason of any medically determinable physical or mental impairment that can be expected to either result in death or last for a continuous period of at least three (3) months, as determined by a physician chosen by the Company and reasonably acceptable to Employee.

f.                   Payments Upon Separation. Notwithstanding anything to the contrary in this Agreement, upon termination of Employee’s employment with the Company, Employee shall be entitled to receive from the Company only the following compensation and benefits, and Employee shall not be entitled to any further compensation or benefits from the Company (including its subsidiaries and Affiliates):

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i.                        If the Company terminates Employee’s employment for Cause or Employee terminates his employment without Good Reason and fails to provide advance notice required by Section 6(d), then, within thirty (30) days of such termination, the Company shall provide to Employee: (1) all base salary through the date of termination; and (2) any outstanding expense reimbursement payments then due to Employee as of the date of termination.

ii.                        If the Company terminates Employee’s employment hereunder without Cause, Employee terminates his employment hereunder for Good Reason (except for a Change of Control), Employee’s employment terminates by expiration because Employee and/or the Company elect not to execute a new employment agreement, Employee terminates his employment hereunder without Good Reason by providing advance notice required by Section 6(d), or Employee’s employment hereunder terminates due to Employee’s death or disability, then, within thirty (30) days of such termination or expiration, the Company shall provide to Employee: (1) all base salary through the date of termination or expiration; (2) any outstanding expense reimbursement payments then due to Employee as of the date of termination or expiration; and (3) in exchange for Employee (or his estate) executing (and not revoking) a waiver and release drafted by the Company’s counsel: (a) the pro-rata portion of any bonus to which Employee would have been entitled under Section 4(b) had he remained employed with the Company through December 31, 2020; (b) the equity compensation to which Employee would have been entitled under Section 4(c) had he remained employed with the Company through the entire Term (until February 7, 2021); and (c) six months of severance paid in accordance with the Company’s normal payroll practices, which includes being subject to appropriate deductions and withholdings as required or permitted by law.

iii.                        If Employee terminates his employment under this Agreement for a Change of Control, then, within thirty (30) days of termination, the Company shall provide to Employee: (1) all base salary through the date of termination; (2) any outstanding expense reimbursement payments then due to Employee as of the date of termination; and (3) only in the event the Change of Control results in the Company terminating Employee’s employment without Cause and in exchange for Employee signing (and not revoking) a waiver and release drafted by the Company’s counsel: (a) the remainder of Employee’s base compensation had he continued employment with the Company through the end of the Term; (b) the pro-rata portion of any bonus to which Employee would have been entitled under Section 4(b) had he remained employed with the Company through December 31, 2020; (c) all equity compensation to which Employee would have been entitled under Section 4(c) had he remained employed with the Company through the entire Term (until February 7, 2021); and (d) six months of severance paid in accordance with the Company’s normal payroll practices, which includes being subject to appropriate deductions and withholdings as required or permitted by law.

iv.                        Regardless of the reason for separation, any Equity Awards granted to Employee shall remain governed by the Equity Plan and/or any applicable Equity Award Agreement governing such Equity Awards and nothing in the foregoing entitles or purports to entitle Employee any additional rights with respect to any such Equity Awards beyond the specific provisions of the Equity Plan or applicable Equity Award Agreement.

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7.                  Miscellaneous.

a.                   The section headings in this Agreement are for convenience only and are not intended to govern, limit or affect the meanings of the sections. Singular and plural nouns and pronouns shall mean the singular or plural and the masculine, feminine, or neuter genders as permitted by the context in which the words are used.

b.                  The Company may withhold from any compensation or benefits payable to Employee all applicable federal, state, local or other taxes and make any other deductions and withholdings as required or permitted by law.

c.                   This Agreement constitutes the entire understanding between Employee and the Company with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, written or oral, with respect to the subject matter hereof. The parties are not relying upon any representations or promises not set forth in this Agreement. Except as provided in Section 5(h), this Agreement may not be amended or modified except in a writing signed by both parties.

d.                  Failure to insist upon strict compliance with any of the terms, covenants, or conditions set forth in this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other times. No waiver by the Company of a breach by Employee of any provision of this Agreement shall be binding upon the Company unless the same is in writing, signed by a duly authorized representative of the Company, and any such waiver shall not operate or be construed as a waiver of any subsequent breach.

e.                   If it is determined that any of the provisions of this Agreement is invalid or unenforceable, the remaining provisions shall survive and be given full force and effect.

f.                   The Company may assign this Agreement and, if assigned, the assignee has the right to seek enforcement of the Agreement. Since this Agreement is personal to Employee, Employee cannot assign this Agreement to any other.

g.                  All notices required to be given under this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee in person, via e-mail, or by a recognized business courier (such as FedEx or UPS), with confirmation of delivery obtained.

h.                  Notwithstanding anything in this Agreement to the contrary, the termination of Employee’s employment under this Agreement for any reason shall not terminate Sections 5-7 of this Agreement or any of Employee’s obligations thereunder, each of which shall survive such termination.

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i.                    This Agreement shall be governed by the laws of the State of Colorado. Any claim arising under this Agreement shall be brought in a state or federal court of competent jurisdiction located in Denver, Colorado. However, to the extent the Company seeks injunctive relief to enforce any of the Covenants, the Company shall have the right, in its sole discretion, to elect to pursue equitable relief in any jurisdiction in which a breach of the Covenants occurred. Should any litigation arise from an alleged breach of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to all other legal and/or equitable remedies, the costs of litigation, including reasonable attorneys’ fees.

j.                    To the extent permitted by law, the parties agree to, and do hereby, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties against the other on any matter whatsoever arising out of or in any way connected with Employee’s employment with the Company, this Agreement, and/or any alleged act or omission of either party to this Agreement.

k.                  The essential terms and conditions contained in this Agreement have been mutually negotiated between the parties. No ambiguity in this instrument shall be construed or interpreted against the drafter of this Agreement.

l.                    This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A, or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service, to the extent applicable, and shall in all respects be administered in accordance with Section 409A. To the extent any provision or term of this Agreement is ambiguous as to its compliance with Section 409A, the provision or term will be interpreted in such a manner so that such provision or term and all payments hereunder comply with Section 409A. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. Each payment under Section 6(f) of this Agreement shall be treated as a separate payment for purposes of Section 409A.

m.                Employee acknowledges that Employee has thoroughly read the terms of this Agreement and was aware of Employee’s right to seek advice of counsel before signing. Employee further acknowledges that, by signing this Agreement, Employee knowingly and voluntarily consents to the terms contained herein.

n.                  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement. Signing of this Agreement and transmission of the signed Agreement by facsimile or electronic document transfer will be acceptable and binding upon the parties as of the Effective Date.

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The undersigned have executed this Amended and Restated Executive Employment Agreement, which shall be effective as of the Effective Date.

JEFFREY G. MCGONEGAL	RIOT BLOCKCHAIN, INC.

/s/ Jeffrey G. McGonegal	By:	/s/ Remo Mancini
Signature	Name:	Remo Mancini
	Title:	Chairman of the Board of Directors